ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                          MOUNTAIN STATES CAPITAL, INC.

     Pursuant to the provisions of Section 10-1006 of the Arizona Revised Statutes, the undersigned Corporation adopts the following amendment to its Articles of Incorporation:

FIRST:    The name of the Corporation is Mountain States Capital, Inc.

SECOND:   The following sets forth the amendment to the following articles:

               4.1 AUTHORIZED CAPITAL. The Corporation shall have the authority to issue 25,000,000 shares of common stock, no par value per share (the "Common Stock"), and 1,000,000 shares of preferred stock, no par value per share (the "Preferred Stock").

               4.2 PREFERRED STOCK.

                    A. SERIES. The board of directors is authorized, subject to limitations prescribed by law and these Articles of Incorporation, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Arizona, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                    B. RIGHTS AND LIMITATIONS. The authority of the board of directors with respect to each series of preferred stock shall include, without limitation, determination of the following:

                              (1) The number of shares  constituting that series
               and the distinctive designation of that series;

                              (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                              (3) Whether that series shall have voting  rights,
               in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                              (4) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

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                              (5) Whether or not the shares of that series shall
               be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                              (6) Whether  that series shall have a sinking fund
               for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

                              (7) The rights of the shares of that series in the
               event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                              (8) Any other  relative  rights,  preferences  and
               limitations of that series.

THIRD: The amendment was adopted and approved by the shareholders on December 28, 1999.

FOURTH: The number of shares outstanding and entitled to vote at the time of such adoption was 1,000,000 shares of Common Stock. The total number of undisputed votes cast for the amendment was 1,000,000. The number of votes cast for the amendment was sufficient for approval.

FIFTH:    These Articles of Amendment are to be effective on December 31, 1999.

DATED: December 28, 1999.
                                        MOUNTAIN STATES CAPITAL, INC.



                                        By: /s/ Chad Collins
                                            ------------------------------------
                                            Chad Collins, President

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